Exhibit 10.86

LEASE AGREEMENT

BETWEEN

FRIO COUNTY,

LESSOR

AND

CORRECTIONAL SERVICES CORPORATION

LESSEE

                THIS LEASE AGREEMENT (Lease) is made and entered into pursuant to Subchapter F of Chapter 351 of the Texas Local Government Code, as amended, dated to be effective as of November 26, 1997 (the “Effective Date”), between Frio County, a political subdivision of the State of Texas (“FRIO”) (Lessor), having an office at 500 East San Antonio Street, Box 7, Pearsall, Texas 78061 and Correctional Services Corporation (“CSC”) (Lessee), a Delaware corporation, having an address at 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

               1.             Definitions. As used in this Lease the following terms have the meanings set forth below:

               Bankruptcy Code  means Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, now or hereafter in effect in the United States.

               Business Day  means any day except Saturday, Sunday and any days on which banks in the State of Texas shall be closed.

               Environmental Laws  means and includes but shall not be limited to the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §9402 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §690 et seq.) and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.) (collectively CERCLA) and all applicable federal, state and local environmental laws, including obligations under the common law, ordinances, rules, regulations, private agreements (such as covenants, conditions and restrictions) as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, including obligations under the common law, ordinances, rules, regulations, private agreements (such as covenants, conditions and restrictions) now or hereafter existing relating to regulation or control of Hazardous Substances or environmental health and safety. As used herein, “private agreements” shall not include any private agreements entered into by Lessee that purport to be binding upon either Lessor or the Premises unless Lessor has expressly consented thereto in writing prior to Lessee’s entering into the same.

               Governmental Requirements means any law, statute, ordinance, order, rule, regulation or determination of any federal, state, county, municipal, local or other governmental or quasi-governmental authority having jurisdiction over Lessor, Lessee, the Premises, the Sheriff’s Offices or any activities or operations engaged in at the Premises by any Person at any time.

               Hazardous Substances  means (i) those substances included within the definitions of or identified as “hazardous substances”, “hazardous materials”, or “toxic substances” in or pursuant to, without limitation, CERCLA and in the regulations promulgated pursuant to said laws, all as amended; (ii) those substances listed in the United States

Department of Transportation Table (40 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) any material, waste or substance which is or contains (A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq., (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317); (E) flammable explosives; (F) radioactive materials; and (iv) such other substances, materials and wastes which are or become regulated as hazardous, toxic or “special wastes” under applicable local, state or federal law, or the United States government, or which are classified as hazardous, toxic or as “special wastes” under federal, state or local laws or regulations.

               Lessee Entity  means Lessee or any corporation or partnership more than fifty percent of the voting power or partnership interests or membership interests of which are owned directly or indirectly by Lessee or one or more of its shareholders or members who in the aggregate hold more than fifty percent of the voting power of Lessee.

               Lessor’s Inmates  means inmates the Lessor has responsibility to confine as part of its governmental obligations.

               Lessor’s actual knowledge  or any other reference to the knowledge of Lessor shall mean only those facts that are within the current actual knowledge of Lessor’s Commissioners Court or the Sheriff, no independent investigation or inquiry having been undertaken by or required of any such persons.

               Person  means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee of a trust, unincorporated organization or government or governmental authority, agency or political subdivision thereof.

               Qualified Assignee  means a person or entity (a) with, at the time of an assignment of this Lease to such person or entity, a net worth of at least Ten Million Dollars as of the end of its most recent fiscal year as certified by a public accountant; (b) which has been in existence and doing business for not less than three years; and (c) has experience operating detention facilities similar to the Facility.

               Renter’s Price Index  shall mean that component of the Consumer Price Index as reported by the United States government.

               2.             Demise: Condition.

               (a)           Lessor hereby agrees to lease to Lessee, and Lessee hereby agrees to lease from Lessor, subject to the terms and conditions hereof and all matters of record with respect to the Premises (hereinafter defined) in Frio County, Texas, (i) the parcel of land (the Land) described in Exhibit B attached hereto, (ii) the facility on the Land currently known as the Frio County Detention Facilities as depicted on Exhibit A (the Facility), buildings and improvements now or hereafter existing on the Land and fixtures appurtenant thereto (collectively the Improvements) and (iii) all easements, rights and appurtenances thereto (the Land, Improvements and all such easements, rights and appurtenances collectively, the Premises) save and except that space described as the Sheriff’s office on Exhibit B hereto and all easements, rights and appurtenances thereto, including, without limitation, the right to utilize common spaces on the Premises, such as access hallways, booking areas, and parking spaces (the “Sheriff’s Offices”). As the attached survey indicates, a certain portion of the recreation yard as well as that portion of the Facility currently utilized for administrative space is not under possession of Lessor and is not a part of the Premises.

               (b)             Lessee has examined the Premises and Lessor’s interest in and title to the Premises, and has found the same to be satisfactory for all purposes. Lessee’s taking possession of the Premises shall constitute conclusive evidence for all purposes of Lessee’s acceptance of the Premises in a state and condition satisfactory, acceptable and suitable for Lessee’s use pursuant to this Lease. LESSEE ACCEPTS THE PREMISES AS IS, WHERE IS, AND WITH ALL FAULTS, AND WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE PREMISES’ CONDITION, SUITABILITY OR FITNESS FOR ANY PURPOSE OR THE PREMISES’ COMPLIANCE WITH ANY GOVERNMENTAL REQUIREMENTS.

               (c)             Lessor warrants and represents that once the obligations noted in Section 37 of this Lease are extinguished by the Purchase of the Premises, it will have the unilateral right to lease the Land, Facility, Improvements and Premises to Lessee.

               (d)             Lessee has the unilateral right at any time to make alterations, additions or improvements to the Premises, including the unilateral right to expand the bed capacity of all buildings without Lessor’s consent (the Expansion). All Expansions shall be performed in a good and workmanlike manner in compliance with all applicable Governmental Requirements. Upon completion of all Expansions, a full set of as-built plans covering such Expansion shall promptly be delivered to Lessor. All Expansions shall become part of the Premises and shall be surrendered along with the Premises upon the expiration or termination hereof. In no event shall the aggregate of all Expansions exceed beds more than exist as of the date hereof.

                3.             Term.

               (a)             Subject to the provisions hereof, Lessee shall hold the Premises for a term (the Term) which shall begin on the date that all outstanding debt of Lessor relating to the Premises is discharged and title to the Premises has been conveyed to Lessor and end at midnight on December 1, 2009, unless sooner terminated or extended as expressly provided herein.

               (b)             Lessee shall vacate the Premises upon the expiration of the Lease Term or earlier termination of this Lease. Lessee shall reimburse Lessor for and indemnify Lessor against all damages incurred by Lessor as a result of any delay by Lessee in vacating the Premises. If Lessee does not vacate the Premises upon the expiration of the Lease Term or earlier termination of the Lease, Lessee’s occupancy of the Premises shall be a “month to month” tenancy, subject to all of the terms of this Lease, and Lessee shall pay to Lessor, as Additional Rent hereunder (which shall be in addition to, and not in lieu of, all other Basic Rent, Additional Rent and other sums payable from Lessee to Lessor hereunder) holdover rental in the amount of $50,000.00 per month, payable in advance on or before the first day of each month or fraction thereof that Lessee remains in occupancy of the Premises after the expiration or earlier termination hereof.

               (c)             This Lease may be extended for one (1) additional five (5) year term upon mutual agreement of the parties.

                4.              Rent and Other Consideration.

               (a)             On the Effective Date, Lessee shall pre-pay one hundred forty-four (144) months [twelve (12) years] of rent equaling $4,500,000 (Basic Rent) for the Premises to Lessor.

               (b)             During the Term of the Lease, Lessor shall be entitled to 30 beds for Lessor’s Inmates in the Premises at no cost to Lessor. It is agreed that Lessor’s Inmates will be confined to the extent of its capacity in the Sanders Facility on the Premises.

               (c)             For beds in excess of such 30 free beds, up to a total of 40 beds (including the 30 free beds), Lessor shall pay $28 per day per bed for each bed used by Lessor during the first 12 months of the Term. Thereafter, Lessor shall pay $28 per bed per day plus the increase as determined by the Renter’s Price Index.

               (d)             For all other beds beyond forty (40), Lessor shall be entitled to additional beds in the Premises to house Lessor’s own Inmates by paying the prevailing market rate as established by Lessee as it pertains to non-Frio County inmates housed in the Facility.

               (e)             To the extent permitted by law, Lessee shall provide telephone service at the Facility. Lessee shall remit to Lessor: 1) 50% of all monthly telephone revenue received by Lessee for phone services used by inmates at the Premises plus; 2) 50% of the monthly value of all per diem increases in the rates charged for housing inmates (above $39.75 for out-of-state inmates, and above $35.25 for all other non-Lessor inmates). In no event shall the aggregate amount received by the Lessor pursuant to subsections 1) and 2) exceed the sum of $1 times the number of non-Lessor Inmates times the number of days of incarceration.

               (f)             Upon any expansion of at least 25 beds, in lieu of the monies set forth in subparagraph (e), Lessor shall receive $1 for each non-Lessor Inmate per day.

               (g)             All amounts which Lessee is required to pay or discharge pursuant to this Lease in addition to Basic Rent shall constitute additional rent hereunder (Additional Rent). Lessee may pay Additional Rent directly to the Person entitled thereto. All sums payable as Additional Rent to Persons other than Lessor shall be paid when they become due to such Persons, and Lessee shall indemnify Lessor against any liens or claims against Lessor or the Premises arising out of Lessee’s failure to timely pay any such sums. All sums payable as Additional Rent to Lessor shall be paid monthly in arrears, not later than the tenth day of the month immediately following the month in which they accrue. Neither phone revenue nor per diem payments shall be deemed to accrue until such time as the monies have been received by Lessee. Each such payment of Additional Rent to Lessor shall be accompanied by (i) a daily prisoner count (specifically identifying those Inmates constituting Lessor Inmates) for the month for which Additional Rent is being paid, (ii) a statement of Lessee’s income and expenses for the Premises for such month, and (iii) a statement of phone revenue for such month. Lessor shall have the right, not more than once each year, at Lessor’s expense and upon at least five day’s notice to Lessee, to perform or, to cause a firm of independent public accountants or auditors to perform, an audit of Lessee’s books and records pertaining to the Premises, and if such audit establishes that Lessee has underpaid or failed to pay Lessor any sums due to Lessor by Lessee hereunder, Lessee shall promptly pay to Lessor such deficiency.

               (h)            All payments Lessee is required to make to Lessor under this Lease shall be paid to the Frio County Auditor and deposited in an escrow account to be established for the exclusive (subject to the provisions hereof) benefit of Lessee.

               (i)             All monies received under Intergovernmental Agreements by Lessor which relate to the Premises must be paid to Lessee within ten (10) business days of receipt.

               (j)             Lessee’s covenants to pay Basic Rent and Additional Rent are separate and independent covenants from all other covenants of Lessor and Lessee hereunder.

               IT IS UNDERSTOOD AND AGREED THAT ALL REVENUES RELATED TO THE FACILITY WILL BELONG EXCLUSIVELY TO LESSEE EXCEPT FOR AMOUNTS LESSEE IS EXPRESSLY REQUIRED TO PAY PURSUANT TO THIS SECTION 4.

                5.              Use.

                (a)             Lessee shall use and operate the Premises throughout the Term as a minimum or medium security correctional facility. Lessee and Lessor shall comply with §511.0092 of the Government Code at Lessee’s sole expense pursuant to Texas law and the rules and standards promulgated or adopted by the Texas Commission on Jail Standards. Lessor shall provide Lessee with sufficient spaces to meet its governmental obligations to maintain a County jail and shall provide the Sheriff of Lessee with sufficient access to such space to carry out his duties as imposed by state law.

                (b)             Lessee shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein which will in any way cause cancellation of any insurance policy covering the Premises or any part thereof.

                (c)             Except as provided in this Lease, or as required by law, Lessor or its successors or assigns shall in no way have responsibility for, interfere or oversee Lessee’s operations on the Premises.

                (d)             Lessee shall comply with all covenants, conditions, restrictions and Governmental Requirements applicable to the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances, hazards and other conditions or activities in or upon, or connected with the Premises, all at Lessee’s sole cost, risk and expense, including any expense or cost resulting from the compliance with improvements for handicapped or disabled persons or any other costs, fees or expenses mandated by Governmental Requirements.

                (e)             Lessee shall pay the cost of all utility services, including but not limited to, all charges for gas, water, sewerage, storm water disposal, trash disposal, communications and electricity used on the Premises and in the Sheriff’s Offices.

                (f)             Upon 24 hours notice, Lessor and its authorized agents shall have the reasonable right, during normal business hours, to enter the Premises, at a time set by the Warden, (a) to inspect the general condition and state of repair thereof, (b) to make repairs required or permitted under this Lease, or (c) for any other reasonable purpose. In the event of an emergency, Lessor may enter the Premises at any time.

                 6.             Net Lease.

               This Lease is a “net lease” and Lessee shall pay all Basic Rent and Additional Rent without notice, demand, counterclaim, set-off, deduction, defense, abatement, suspension, deferment, diminution or reduction. All costs, expenses and obligations of every kind and nature whatsoever relating to the Premises and the appurtenances thereto and the use and occupancy thereof by Lessee or anyone claiming by, through or under Lessee which may arise or become due during or with respect to the period constituting the Term hereof shall be paid by Lessee. Lessee assumes during the Term the sole responsibility for the condition, use, operation, maintenance and management of the Premises and for obtaining and paying for all utilities serving the Premises and Lessor shall have no responsibility in respect thereof and shall have no liability for damage to the property of Lessee or any approved sublessee or assignee of Lessee or any agent, employee, inmate, officer representative, licensee or invitee of Lessee or for any reason whatsoever.

                 7.             Taxes and Other Charges; Law and Agreements.

                (a)             Nothing in this Lease shall require payment by Lessee of:

                (i)             any property or related taxes on the Lessor’s fee interest in the Premises;

               (ii)             any franchise, estate, inheritance, succession, or transfer taxes (other than transfer taxes, recording fees, or similar charges payable in connection with a conveyance hereunder to Lessee or in connection with Lessor’s exercise of remedies after an Event of Default hereunder);

               (iii)            net income or profits taxes of Lessor or anyone claiming by, through or under Lessor including without limitation (other than any gross receipts or similar taxes imposed or levied upon, assessed against or measured by the Basic Rent, Additional Rent or any other sums payable by Lessee hereunder or levied upon or assessed against the Premises, unless such taxes are in lieu of or a substitute in whole or in part for an income, profit or revenue tax of Lessor, but only to the extent of such substitution and only to the extent that such tax, assessment or other charge would be payable if the Premises were the only property of Lessor subject thereto); or

               (iv)           any taxes imposed by any federal, state or local government on, or measured by, the gross or net income of Lessor, tax preferences or dividends paid, taxes in the nature of capital gains, excess profits, accumulated earnings or personal holding company taxes, unless any such tax is in lieu of or a substitute for any other tax or assessment upon or with respect to the Premises, which, if such other tax or assessment were in effect, would be payable by Lessee hereunder.

               Lessee and its lease hold interest in this Lease shall be subject to tax as otherwise imposed by applicable law. However, Lessor agrees that it will not impose any taxes, levies, fees or other impositions upon Lessee which are for Lessor’s benefit and are not either a) mandated by state law, or b) generally applicable to the citizens or businesses within Frio County which is not designed to place a disproportionate burden on Lessee or c) able to be passed back to Lessee’s clients through higher per diem rates. Lessee shall pay any taxes assessed against trade fixtures, furnishings, equipment, or any other personal property belonging to Lessee for which it is not tax-exempt. Lessee shall use reasonable efforts to have its personal property taxed separately from the Premises, but if any of Lessee’s personal property is taxed with the Premises, Lessee shall pay the portion of all such taxes attributable to the personal property of Lessee.

                Lessee shall furnish to Lessor promptly, and in any event within 20 days after the same becomes due and payable, proof of the payment of any tax, assessment, fee, rent or charge which is payable by Lessee. Such taxes, assessments, fees, water and sewer rents and other governmental charges shall be apportioned pro rata between Lessor and Lessee as of the date on which this Lease terminates or expires with Lessee responsible for all such taxes, fees and charges attributable to the periods during which this Lease was in effect, and Lessor responsible for all such taxes, fees and charges attributable to periods thereafter. Lessor and Lessee agree to use reasonable efforts to cause bills for taxes and other assessments and all assessment notices with respect to the Premises to be sent directly to Lessee.

               (b)           Lessee shall obtain and pay all charges for utility, communication and other services to the extent rendered or used during the Term on or about the Premises, whether or not payment therefor shall become due after the Term.

                8.            Liens.

               Lessee will promptly, but in any event no later than 30 days after its knowledge of the filing thereof but in any event prior to the enforcement of the same, at its own expense remove and discharge of record, by bond or otherwise, any charge, lien, security interest or encumbrance upon the Premises, any Basic Rent, or any Additional Rent or other sums payable by Lessee under this Lease which arises for any reason (except for any act or omission of Lessor or anyone claiming by, through or under Lessor, without the consent of Lessee), including all liens which arise out of Lessee’s possession, use, operation and occupancy of the Premises, but not including any permitted encumbrances. Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance by any contractor, laborer, materialman, or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. Notice is hereby given that Lessor will not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding an interest in the Premises or any part thereof through or under Lessee, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to the Premises.

                9.             INDEMNIFICATION: FEES AND EXPENSES.

               (a)            LESSEE SHALL UNCONDITIONALLY AND IRREVOCABLY PAY, AND SHALL PROTECT, DEFEND, AND INDEMNIFY LESSOR, AND ITS COMMISSIONERS, OFFICERS, EMPLOYEES, LICENSEES, AND AGENTS (INDEMNIFIED PARTY), AGAINST AND HOLD INDEMNIFIED PARTY HARMLESS FROM ALL LIABILITIES, LOSSES, FINES, PENALTIES, DAMAGES, COSTS, EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES, PRE AND POST JUDGEMENT INTEREST, COSTS OF COURT, AND EXPENSES), CLAIMS, DEMANDS OR JUDGMENTS OF ANY NATURE (A) ARISING OR ALLEGED TO ARISE IN CONNECTION WITH THE CONDITION, USE, OPERATION, MAINTENANCE, SUBLETTING AND MANAGEMENT OF THE PREMISES, (B) RELATING TO THE PREMISES AND THE APPURTENANCES THERETO AND THE USE AND OCCUPANCY THEREOF BY LESSEE OR ANYONE CLAIMING BY, THROUGH OR UNDER LESSEE OR (C) ARISING OR ALLEGED TO ARISE FROM OR IN CONNECTION WITH: (I) ANY INJURY TO, OR DEATH OF, ANY PERSON OR ANY DAMAGE TO OR LOSS OF PROPERTY ON OR ADJACENT TO THE PREMISES OR GROWING OUT OF OR DIRECTLY OR INDIRECTLY CONNECTED WITH, OWNERSHIP, USE, NONUSE, OCCUPANCY, OPERATION, POSSESSION, CONDITION, CONSTRUCTION, REPAIR OR REBUILDING OF THE PREMISES, OTHER THAN ANY INJURY, DEATH, DAMAGE OR LOSS ARISING OUT OF SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; OR (II) ANY CLAIMS BY THIRD PARTIES RESULTING FROM ANY VIOLATION OR ALLEGED VIOLATION BY LESSEE OF (A) ANY PROVISION OF THIS LEASE, OR (B) ANY GOVERNMENTAL REQUIREMENT, OR (C) ANY OTHER AGREEMENT RELATING TO THE PREMISES. IF INDEMNIFIED PARTY SHALL BE MADE A PARTY TO ANY SUCH CLAIM, DEMAND OR LITIGATION, AND IF LESSEE, AT ITS EXPENSE, SHALL FAIL TO PROVIDE INDEMNIFIED PARTY WITH COUNSEL APPROVED BY SUCH PARTY, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD, LESSEE SHALL PAY ALL COSTS AND REASONABLE ATTORNEY’S FEES AND EXPENSES INCURRED OR PAID BY INDEMNIFIED PARTY IN CONNECTION WITH SUCH LITIGATION. TO THE EXTENT LEGALLY PERMISSIBLE, EACH INDEMNIFIED PARTY CONSENTS TO BEING REPRESENTED BY THE SAME COUNSEL AS LESSEE IN SUCH ACTION; PROVIDED, HOWEVER, THAT ANY INDEMNIFIED PARTY MAY BE REPRESENTED BY SEPARATE COUNSEL AT LESSEE’S EXPENSE IF, IN SUCH INDEMNIFIED PARTY’S REASONABLE JUDGMENT, SEPARATE COUNSEL IS NECESSARY TO PROTECT SUCH INDEMNIFIED PARTY’S INTEREST.

                (b)            LESSOR SHALL NOT BE LIABLE TO LESSEE OR TO LESSEE’S EMPLOYEES, AGENTS, INVITEES OR VISITORS, OR TO ANY OTHER PERSON WHOMSOEVER, FOR ANY INJURY TO PERSONS OR DAMAGE TO PROPERTY ON OR ABOUT THE PREMISES OR ANY ADJACENT AREA OWNED BY LESSOR CAUSED BY THE NEGLIGENCE OR MISCONDUCT OF LESSEE, ITS EMPLOYEES, SUBLESSEES, LICENSEES OR CONCESSIONAIRES OR ANY

OTHER PERSON ENTERING THE PREMISES UNDER EXPRESS OR IMPLIED INVITATION OF LESSEE, OR ARISING OUT OF THE USE OF THE PREMISES BY LESSEE AND THE CONDUCT OF ITS BUSINESS THEREIN, OR ARISING OUT OF ANY BREACH OR DEFAULT BY LESSEE IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER; AND LESSEE HEREBY AGREES TO INDEMNIFY AND HOLD LESSOR HARMLESS FROM ANY LOSS, EXPENSE OR CLAIMS ARISING OUT OF SUCH DAMAGE OR INJURY.

                (c)           Each party hereto waives any and every claim which arises or may arise in its favor against the other party hereto during the term of this Lease or any renewal or extension thereof for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of, the Premises, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies, to the extent that such loss or damage is recoverable under such insurance policies. Such mutual waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss of, or damage to, property of the parties hereto. Inasmuch as such mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation or otherwise to an insurance company (or any other person), each party hereby agrees immediately to give to each insurance company which is issued to such party policies of fire and extended coverage insurance, written notice of the terms of such mutual waivers, and to cause such insurance policies to be properly endorsed, if necessary, to prevent the invalidation of such insurance coverages by reason of such waivers.

                10.          Environmental Matters.

                (a)           Lessor represents, covenants and warrants to Lessee that:

(i)	no notices, complaints or orders of violation or non-compliance of any nature whatsoever have been issued to Lessor or, to Lessor’s actual knowledge, to any Person regarding the Premises, and to Lessor’s actual knowledge, no federal, state or local environmental investigation or legal action by a private party is pending or overtly threatened, in each case with regard to the Premises or any use thereof or any alleged violation of, or strict liability arising under, Environmental Laws with regard to the Premises; to Lessor’s actual knowledge, no liens have been placed upon the Premises in connection with any actual or alleged liability under any Environmental Laws;

(ii)	the Premises (a) have not been used by Lessor or to Lessor’s actual knowledge by any other Person to generate, manufacture, refine, produce or process any Hazardous Substance or to store, handle, transfer or transport any Hazardous Substance other than normal and lawful uses of such Hazardous Substances, taking into account Lessor’s use of the Premises, in lawful quantities and in compliance with Environmental Laws, and (b) will not be used by Lessor or any other Person acting under Lessor’s actual control (which excludes among others, Lessee and its agents, employees, officers, representatives, licensees, invitees and all inmates) at any time during the Term to generate, manufacture, refine, produce or process any Hazardous

Substance or to store, handle, transfer or transport any Hazardous Substance;

(iii)	to Lessor’s actual knowledge, no Hazardous Substances have been disposed of or otherwise released on, from or to the Premises except in compliance with applicable Environmental Laws;

(iv)	the use which Lessor makes and intends to make of the Premises will not result in the disposal or other release of any Hazardous Substances on, from or to the Premises except in compliance with applicable Environmental Laws.

(v)	Lessor has no notice or knowledge that any lien has been created on the Premises pursuant to any Environmental Law, nor, Lessor’s actual knowledge, is the Premises listed on or proposed for listing on the National Priorities List under CERCLA or any similar state registry.

(vi)	Lessor has no actual notice or actual knowledge that any lien has been created on the Premises pursuant to any Environmental Law, nor, to Lessor’s actual knowledge, are the Premises listed on or proposed for listing on the National Priorities List under CERCLA or any similar state registry.

                (b)           Lessee represents, covenants and warrants to Lessor that:

(i)	at all times during the Term, the Premises, Lessee, and all of its officers, employees, agents, representatives, licensees, invitees, inmates, sublessees and any assignee of Lessee shall comply in all respects with all applicable Environmental Laws; Lessee has, and will ensure that Lessee and all of its officers, employees, agents, representatives, licensees, and invitees have obtained all permits, licenses, and any other authorizations to conduct operations at the Premises that are required under all applicable Environmental Laws; Lessee is, and will take all reasonable steps to ensure that Lessee and all of its officers, employees, agents, representatives, licensees, invitees and inmates of the Premises are, in compliance with all terms and conditions of all permits, licenses, and any other authorizations required under all applicable Environmental Laws;

(ii)	at all times during the Term, the Premises, Lessee, all sublessees and any assignee of Lessee shall comply in all respects with all applicable Environmental Laws; Lessee has and will ensure that all sublessees of the Premises have, obtained all permits, licenses, and any other authorizations to conduct operations at the Premises that are required under all applicable Environmental Laws; Lessee is, and will take all reasonable steps to ensure that all sublessees of the Premises are, in compliance with all terms and conditions of all permits, licenses, and any other authorizations required under all applicable Environmental Laws;

(iii)	no notices, complaints or orders of violation or non-compliance of any nature whatsoever have been issued to Lessee or, to Lessee’s actual knowledge, to any Person regarding the Premises, and to Lessee’s actual knowledge, no federal, state or local environmental investigation or legal action by a private party is pending or overtly threatened, in each case with regard to the Premises or any use thereof or any alleged violation of, or strict liability arising under, Environmental Laws with regard to the Premises; to Lessee’s actual knowledge, no liens have been placed upon the Premises in connection with any actual or alleged liability under any Environmental Laws;

(iv)	the Premises (a) have not been used by Lessee or to Lessee’s actual knowledge by any other Person to generate, manufacture, refine, produce or process any Hazardous Substance or to store, handle, transfer or transport any Hazardous Substance other than normal and lawful uses of such Hazardous Substances, taking into account Lessee’s use of the Premises, in lawful quantities and in compliance with Environmental Laws, and (b) will not be used by Lessee or any other Person at any time during the Term to generate, manufacture, refine, produce or process any Hazardous Substance or to store, handle, transfer or transport any Hazardous Substance, other than normal and lawful uses of such Hazardous Substances, taking into account Lessee’s intended use of the Premises, in lawful quantities and in compliance with Environmental Laws where such uses will have no material adverse effect upon the Premises;

(v)	to Lessee’s actual knowledge, (i) no contaminants have been disposed of or otherwise released on, from or to the Premises except in compliance with applicable Environmental Laws and (ii) the use which Lessee makes and intends to make of the Premises will not result in the disposal or other release of any Hazardous Substances on, from or to the Premises except in compliance with applicable Environmental Laws.

(vi)	Lessee has no actual notice or actual knowledge that any lien has been - created on the Premises pursuant to any Environmental Law, nor, to Lessee’s actual knowledge, are the Premises listed on or proposed for listing on the National Priorities List under CERCLA or any similar state registry.

(vii)	Lessee will obtain and will require subtenants to obtain and properly maintain all permits, licenses, registrations, approvals and consents required for the Premises and Lessee’s and any subtenants’ operations and facilities thereon.

(viii)	IF LESSEE BREACHES THE OBLIGATIONS STATED IN THE PRECEDING SECTIONS OR SENTENCES, OR IF THE PRESENCE OF HAZARDOUS SUBSTANCES ON THE PROPERTY CAUSED OR PERMITTED BY LESSEE RESULTS IN CONTAMINATION OF THE PROPERTY OR ANY OTHER PROPERTY, OR IF

CONTAMINATION OF THE PROPERTY OR ANY OTHER PROPERTY BY HAZARDOUS SUBSTANCES OTHERWISE OCCURS FOR WHICH LESSEE IS LEGALLY LIABLE TO LESSOR FOR DAMAGE RESULTING THEREFROM, THEN LESSEE SHALL INDEMNIFY, DEFEND AND HOLD LESSOR HARMLESS FROM ANY AND ALL CLAIMS, JUDGMENTS, DAMAGES, PENALTIES, FINES, COSTS, LIABILITIES OR LOSSES (INCLUDING, WITHOUT LIMITATION, DIMINUTION IN VALUE OF THE PROPERTY, DAMAGES FOR THE LOSS OR RESTRICTION ON USE OF RENTABLE OR UNUSABLE SPACE OR OF ANY AMENITY OR APPURTENANCE OF THE PROPERTY, DAMAGES ARISING FROM ANY ADVERSE IMPACT ON MARKETING OF BUILDING SPACE OR LAND AREA, AND SUMS PAID IN SETTLEMENT OF CLAIMS, ATTORNEYS’ FEES, CONSULTANT FEES AND EXPERT FEES) WHICH ARISE DURING OR AFTER THE LEASE TERM AS A RESULT OF SUCH CONTAMINATION. THIS INDEMNIFICATION OF LESSOR BY LESSEE INCLUDES, WITHOUT LIMITATION, COSTS INCURRED IN CONNECTION WITH ANY INVESTIGATION OF SITE CONDITIONS OR ANY CLEAN-UP, REMEDIAL WORK, REMOVAL OR RESTORATION WORK REQUIRED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENT AGENCY OR POLITICAL SUBDIVISION BECAUSE OF HAZARDOUS SUBSTANCES PRESENT IN THE SOIL OR GROUND WATER ON OR UNDER THE PROPERTY. WITHOUT LIMITING THE FOREGOING, IF THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON THE PROPERTY OR ANY OTHER PROPERTY CAUSED OR PERMITTED BY LESSEE RESULTS IN ANY CONTAMINATION OF THE PROPERTY, LESSEE SHALL PROMPTLY TAKE ALL ACTIONS AT ITS SOLE EXPENSE AS ARE NECESSARY TO RETURN THE PROPERTY TO THE CONDITION EXISTING PRIOR TO THE INTRODUCTION OF ANY SUCH HAZARDOUS SUBSTANCES TO THE PROPERTY, PROVIDED THAT LESSOR’S APPROVAL OF SUCH ACTIONS SHALL FIRST BE OBTAINED. THE FOREGOING INDEMNITY SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

                11.           Maintenance and Repair.

                Lessee will, at its sole cost, risk and expense, keep and maintain the Premises, including any Expansions and any altered, rebuilt, additional or substituted buildings, structures and other improvements thereto, in a good condition, ordinary wear and tear excepted. Lessee will make all structural and non-structural, and ordinary and extraordinary changes, capital and other repairs and replacements, foreseen or unforeseen, which may be required, whether or not caused by its act or omission, to keep the Premises in such condition, ordinary wear and tear excepted, including taking, or causing to be taken, action necessary to maintain the Premises in compliance with all applicable Governmental Requirements, including all applicable Environmental Laws. Lessee shall keep the Premises orderly and free and clear of rubbish. Lessor shall not be required to maintain, alter, repair, rebuild or replace any portion of the Premises or to maintain the Premises, and Lessee expressly waives the right to make repairs at the expense of Lessor pursuant to any law at any time in effect. Without in any way limiting the foregoing, Lessee shall also be responsible for maintaining the Sheriff’s Offices, including, without limitation, the roof, interior and exterior walls, foundation and all structural components thereof, as well as all HVAC, gas, electric, telephone and other utility facilities and equipment serving the Sheriff’s Offices, and for providing routine janitorial service for the Sheriff’s Offices.

               12.           Trade Fixtures.

               Title to all trade fixtures or other personal property placed on or affixed to the Premises by or on behalf of Lessee during the Term shall be and remain vested in Lessee. All such personalty of Lessee shall be removed at the expiration of the Term. Lessee shall restore the Premises to the extent damaged by any such removal.

               13.          Condemnation and Casualty.

               (a)           If during the Term less than “substantially all” (hereinafter defined) of the Premises shall be damaged by fire or other casualty, then Lessee shall give prompt written notice of such damage to Lessor and shall, at Lessee’s own cost and expense, proceed with diligence and promptness to carry out any necessary demolition and to restore, repair, replace, and/or rebuild the Premises in order to restore the Premises, as nearly as practicable, to a condition not less than the condition required to be maintained hereunder and to a fair market value not less than the fair market value immediately prior to such damage. All repair work shall be undertaken and completed in a good and workmanlike manner and in compliance in all material respects with all Governmental Requirements then in effect with respect to the Premises.

               (b)           If all or substantially all of the Premises shall be destroyed or damaged by fire or other casualty, then Lessee may, at its sole election, (1) use the insurance proceeds to restore the Premises, as nearly as practicable, to a condition not less than the condition required to be maintained hereunder and to a fair market value not less than the fair market value immediately prior to such damage. All repair work shall be undertaken and completed in a good and workmanlike manner and in compliance in all material respects with all Governmental Requirements then in effect with respect to the Premises, or (2) give notice to Lessor of Lessee’s intention to terminate this Lease and immediately assign to Lessor all of Lessee’s insurance proceeds and benefits in connection therewith and pay any required deductible. “Substantially all” of the Premises shall be deemed to have been damaged or destroyed if the cost of restoring the Improvements is more than one-third of the greater of the fair market value of or the replacement cost of the Improvements immediately before the Destruction occurs. In the event that Lessee elects to terminate this Lease in accordance with the provisions of this paragraph (b), Lessor shall have no duty or obligation to refund to Lessee all or any portion of the prepaid Basic Rent.

               (c)           In the event of a temporary condemnation, this Lease shall remain in full force and effect and Lessee shall be entitled to the portion of the condemnation award or proceeds in connection therewith that is attributable to the leasehold interest hereunder.

               (d)            If the Premises shall be taken or condemned for any public purpose to such extent as to render the Premises, in the reasonable opinion of Lessor or Lessee, not reasonably suitable for Lessee’s occupancy, this Lease shall, at the option of either party, terminate on the date title shall vest in the condemnor or transferee. Lessor and Lessee shall attempt to cause any proceeds to be determined by separate awards and to the extent that they are, such award will be the exclusive compensation to both Lessor and Lessee for such taking or condemnation. To the extent that there is not a separate award for Lessee’s and Lessor’s interest, the entire award shall be paid to Lessor, who shall refund a portion of the Basic Rent paid under this Lease according to the following formula: Basic Rent times number of beds lost due exclusively to the taking or condemnation divided by (295 plus the number of beds added in any expansion) times the number of days remaining in the Term divided by 4,380. The refund of Basic Rent shall be paid exclusively from, and is limited by, the award Lessor receives due to such taking or condemnation.

               14.           Insurance.

               (a)            Lessee shall, at its cost and expense, maintain or cause to be maintained insurance of the following character and shall cause to be delivered to Lessor annual certificates of the insurers as to such coverage:

(i)	“All risk” property insurance covering the Premises and all replacements and additions thereto, in amounts not less than the actual replacement cost of the Premises less Land and other uninsurable items against perils as are insurable under then available “all risk” policies.

(ii)	Public liability insurance covering liability against claims for bodily injury, death or property damage, occurring on, in or about the Premises and the adjoining land, streets, sidewalks or ways or occurring as a result of construction, use or occupancy of the Premises or the use of products sold, or services rendered, on the Premises, in the minimum amount of $20,000,000 with respect to any one occurrence, accident or disaster or incidence of negligence. Coverage should include “premises/operations”, “independent contractors”, and “blanket contractual” liabilities. Up to the first $20 million of such coverage may be a self-insured retention, so long as Lessee maintains at least $20 million in additional coverage and has a tangible net worth of $30 million as shown on its last audited financial statements.

(iii)	Worker’s compensation insurance (or other similar insurance or self insurance program permitted and in compliance with the laws of the State of Texas) covering all Persons employed in connection with any work done on or about the Premises with respect to which claims for death or bodily injury could be asserted against Lessor, Lessee or the Premises, complying with the laws of the State of Texas.

(iv)	Such other insurance, in such amounts, against such risks, and with such other provisions as is customarily and generally maintained by private operators of facilities similar to those at the Premises.

               Such insurance shall not limit Lessee’s liability nor relieve Lessee of any obligation hereunder; although such insurance shall, in part, insure Lessee’s performance of any indemnity provision of this Lease. Such insurance shall be written by insurance companies legally qualified to issue such insurance and shall name Lessee as insured, and Lessor as additional insured with respect to insurance described in clause (ii) and, to the extent applicable, clause (iv), above, and shall name Lessor as loss payee, as its interest may appear, with respect to insurance described in clause (i) and, to the extent applicable, clause (iv) above. Lessee shall obtain such insurance policies from insurance companies with a General Policy Rating of A or better in Best’s Key Rating Guide or such other insurance companies or risk management programs approved in writing by Lessor’s Mortgagee.

                (b)           Each policy shall (i) provide that 30 days advance written notice of cancellation, modification, termination or lapse of coverage shall be given to Lessor; and (ii) be primary and without right or provision of contribution as to any other insurance carried by Lessor or any other interested party.

                (c)           Lessee shall deliver to Lessor such original or duplicate policies or certificates of insurers, evidencing all of the insurance required under paragraph 14(a). Lessee shall, within ten (10) Business Days prior to the expiration of any such policy, deliver to Lessor such original or duplicate policies or such certificates evidencing the renewal of any such policy and payment of the premiums for such policy. If Lessee fails to maintain or renew any insurance required by this Lease and timely deliver evidence thereof as required pursuant to the preceding sentence, or to pay the premium therefor, then Lessor, at its option, but without obligation to do so, may, upon three days’ notice to Lessee, procure such insurance. Any sums so expended by Lessor shall be Additional Rent hereunder and shall be repaid by Lessee immediately after notice to Lessee of such expenditure.

                (d)           Lessee shall comply with all of the terms and conditions of each insurance policy maintained pursuant to the terms of this Lease.

                (e)           As long as their respective insurers so permit, Lessor and Lessee hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, and other property insurance policies existing for the benefit of the respective parties and Lessor and Lessee shall each use their best efforts to cause their respective insurers to waive all rights of recovery by way of subrogation against the other party. Each party shall obtain any special endorsements, if required by its insurer, to evidence compliance with the aforementioned waiver by such party and its insurer.

                15.           Responsibilities of Lessor.

                (a)           To the extent permitted by law, Lessor will enter into all intergovernmental agreements, including those relating to prisoners from out-of-state, presented by Lessee that are authorized by, and comply with all applicable Governmental Requirements, including but not limited to §511 of the Governmental Code, are for the type of prisoners for which the Premises are licensed and which contain a satisfactory indemnification of the Lessor. An indemnification substantially equivalent to the indemnification provided by Lessee to Lessor pursuant to Section 9 of this Lease will be deemed to be satisfactory to Lessor. Even though such Intergovernmental Agreements are between Lessor and a third party, Lessee assumes all obligations of Lessor thereunder and shall pay all reasonable expenses to be incurred thereunder directly related to the Agreement, and, except as provided in this Lease, shall retain all income therefrom. If Lessor pays any amounts due or required under such an Intergovernmental Agreement and such payment is not reimbursed by Lessee within 60 days after it is made by Lessor, such failure to reimburse Lessor shall constitute a breach of this Lease by Lessee.

               For Intergovernmental Agreements involving out-of-state inmates, Lessor will take such actions at Lessee’s expense as necessary to comply with Texas law and regulations governing contracts for out-of-state inmates and federal prisoners in order to permit Lessee to house such out-of-state inmates or federal prisoners in the Facility.

                (b)           Lessor will at Lessee’s expense cooperate with Lessee for the term of the Lease to obtain all necessary approvals for operation of the Facility, including but not limited to securing use permits and licensing.

                (c)           Prior to Lessor incurring any expenses for which it will seek reimbursement from Lessee, Lessor shall obtain Lessee’s prior written approval.

                (d)           Lessor will cooperate with Lessee to obtain all necessary approvals for expansions of Facility and will consent to any reasonable expansion plan up to approximately fifty (50) beds.

                16.          Fees.

               Lessee shall pay reasonable professional fees up to and not to exceed $100,000 in the aggregate to Lessor for legal and financial advisors upon the execution of this Lease and presentation of itemized bills. Lessee shall have no objection to Lessor’s legal and financial advisors.

                17.          Quiet Enjoyment.

               So long as no Event of Default under this Lease shall have occurred and be continuing, Lessor covenants that Lessee shall and may at all times peaceably and quietly have, hold and enjoy the Premises during the Term subject to the provisions of this Lease.

                18.          Survival.

               In the event of the termination of this Lease as herein provided, the obligations and liabilities of Lessee, actual or contingent, under this Lease which arose at or prior to such termination shall survive such termination.

                19.          Subletting: Assignment.

                (a)           Except as permitted under subparagraph (b), Lessee may not assign this Lease or sublet all or any portion of the Premises without Lessor’s consent, which consent will not be unreasonably withheld or delayed. Each such request for consent shall be accompanied by the form of the proposed assignment or sublease and financial statements of the proposed assignee or sublessee. The Lessor will place the request on the agenda within fifteen (15) business days. Lessor’s consent shall in no event be conditioned on an increase in the Basic or Additional Rent and/or any amendment to this Lease. Any assignment or subletting without Lessor’s consent shall be voidable at Lessor’s election. The consent to one assignment or subletting shall not be deemed to be a consent to any subsequent assignment or subletting.

                (b)            Lessee may assign this Lease or sublet all or any part or its interests in the Premises, without the consent of Lessor, in any of the following situations:

(i)	If the assignment or subletting is to a Lessee Entity which is a Qualified Assignee; or

(ii)	If the assignment or subletting is made to a Qualified Assignee in connection with a merger, consolidation or reorganization involving a Lessee Entity.

                (c)            No such sublease or assignment, whether to a Lessee Entity or to a Qualified Assignee or otherwise, shall affect or reduce any obligations of Lessee or rights of Lessor hereunder, and all obligations of Lessee hereunder shall continue in full effect as the obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made. Each such sublease shall specifically provide that the rights, title and estate of the sublessee are subordinate and inferior to the rights, title and estate of Lessor hereunder and shall be bound by the provisions of this Lease.

                (d)            For purposes of this Lease, the following events shall be deemed an assignment or sublease, as appropriate: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Lessee or any subtenant or assignee, or any entity controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group shall have Control (as defined below) of Lessee; or (ii) a transfer of Control of Lessee or any subtenant or assignee, or any entity controlling any of them, in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the transfer of outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred. “Control” shall mean direct or indirect ownership of 50% or more of all of the voting stock of such corporation or 50% or more of all the legal and equitable interest in any other business entity.

20. Events of Default and Remedies.

               (a)             Any of the following occurrences or acts shall constitute an Event of Default under this Lease:

(i)	if Lessee shall fail to keep in full force and effect the insurance coverage required to be maintained by Lessee hereunder from Lessor; or

(ii)	if Lessee shall default in making payment of any Basic Rent or Additional Rent and such failure shall continue for ten Business Days after receipt of written notice of such failure from Lessor; or

(iii)	if Lessee shall default in the performance of any material covenant, agreement or obligation on the part of Lessee to be performed under this Lease and such default shall continue for 30 days after Lessee’s receipt of written notice thereof from Lessor; provided, however, that in the case of a default which can with reasonable diligence be remedied by Lessee, if Lessee shall commence within such 30 days after its receipt of such written notice to remedy the default and thereafter shall prosecute such remedy with all reasonable diligence, the period of time within which to remedy the default shall be extended for such period as may be reasonable to remedy the same with reasonable diligence not to exceed an extension of ninety (90) days; or

(iv)	if Lessee shall vacate or abandon the Premises, provided a temporary decrease in the number of inmates shall not be deemed to be a vacation or abandonment so long as Lessee is actively seeking inmates; or

(v)	if Lessee shall file a petition in bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or shall be adjudicated a bankrupt, make an assignment for the benefit of its creditors, admit in writing its inability to pay its debts generally as they become due, be dissolved, or suspend payment of its obligations; or

(vi)	if a petition or answer shall be filed proposing the adjudication of Lessee as a bankrupt or its reorganization pursuant to the Bankruptcy Code, and (A) Lessee shall consent to such filing, or (B) such petition or answer shall not be discharged or denied within 60 days after such filing; or

(vii)	if a receiver, trustee or liquidator (or similar official) shall be appointed for or take possession or charge of Lessee, of Lessee’s estate or interest in the Premises, and shall not be discharged within 60 days, or if Lessee shall consent to or acquiesce in such appointment.

               (b)                At any time after the occurrence of an Event of Default by Lessee, Lessor shall be entitled to exercise any and all rights and remedies available to it at law or in equity, provided, Lessor shall only be entitled to terminate this Lease as a result of a default by the Lessee in the case of a default which: (1) continues undisputed for thirty (30) days after Lessee’s receipt of a written notice thereof from Lessor; provided, however, that in the case of a default which can with reasonable diligence be remedied by Lessee, if Lessee shall commence within such thirty (30) days after its receipt of such written notice to remedy the default and thereafter shall prosecute such remedy with all reasonable diligence until the cure of same, the period of time within which to remedy such default shall be extended for such period as may be reasonably necessary to remedy the same; or (2) is disputed in writing by Lessee within thirty (30) days after its receipt of notice of default from Lessor and, within ninety (90) days of Lessee’s receipt of such notice either (i) is not resolved to the mutual satisfaction of Lessor and Lessee, or (ii) is not the subject of a pending action in an appropriate judicial court within Texas; or (3) results in the termination of the license or authority to operate the Facility. Lessor may also terminate this Lease in the event an event of default is disputed as provided in (b) (2) above and results in a final nonappealable judgment in its favor, in whole or in part, which is not paid to Lessor or otherwise implemented to Lessor’s satisfaction within thirty (30) days of such judgment.

                  21.           Notices.

                  All communications made pursuant to this Lease shall be in writing and shall sent by (i) registered or certified mail, return receipt requested, and the giving of such communication shall be complete on the third Business Day after deposit, postage prepaid, in a United States Post Office, (ii) reputable overnight delivery service, and the giving of such communication shall be complete on the immediately succeeding Business Day after deposit with such delivery service or (iii) legible fax with original to follow in due course (failure to send such original shall not affect the validity of such fax notice), and the giving of such communication shall be complete upon receipt. Communications to Lessor and Lessee shall be sent to the respective addresses first shown above or to such other address as Lessor and Lessee shall subsequently provide in writing to the other.

                  22.           Protection of Lenders

                  (a)            Subordination. Lessor shall have the right to subordinate this Lease to any existing or future ground lease, deed of trust or mortgage encumbering the Premises, and advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Lessor’s right to obtain such a future subordination is subject to Lessor’s providing Lessee with a written Subordination, Nondisturbance and Attornment Agreement reasonably acceptable to Lessor’s Mortgagee and Lessee from any such ground lessor, beneficiary or mortgagee wherein Lessee’s right to peaceable possession of the Premises during the Lease Term shall not in any way or at any time be disturbed if Lessee pays all rental due and performs all of Lessee’s obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary, or mortgagee elects to have this Lease superior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Lessee, this Lease shall be deemed superior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof. Lessee’s rights under this Lease, unless specifically modified at the time this Lease is executed, are subordinated to any existing ground lease, deed of trust or mortgage encumbering the Premises.

                  (b)            Attornment. If Lessor’s interest in the Premises is transferred voluntarily or involuntarily to any ground lessor, beneficiary under a deed of trust, mortgagee or purchaser at a foreclosure sale, Lessee shall attorn to the transferee of or successor to

Lessor’s interest in the Premises and recognize such transferee or successor as Lessor under this Lease.

                  (c)            Signing of Documents. Lessee shall sign and deliver any instruments or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so or any estoppel certificate.

                  (d)           Estoppel Certificates. Each party hereto agrees that at any time and from time to time (but not more than two (2) times in any fiscal year), it will within ten days after request by the other party, execute, acknowledge and deliver to such other party a certificate stating, to the best of such party’s knowledge, (a) that this Lease is unmodified and in force and effect (or if there have been modifications, that this Lease is in force and effect as modified, and setting forth any modifications); (b) the date to which Basic Rent, Additional Rent and other sums payable hereunder have been paid; (c) whether or not there is an existing default by Lessee in the payment of Basic Rent or any other sum required to be paid hereunder, and whether or not there is any other existing default by Lessee with respect to which a notice of default has been served or of which the signer has knowledge, and, if there is any such default, specifying the nature and extent thereof; (d) whether or not there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate; and (e) stating that Lessee is in possession of the Premises.

                  23.          No Merger.

                Lessee agrees that there shall be no merger of this Lease or of any sublease under this Lease or of any leasehold or subleasehold estate hereby or thereby created with the fee or any other estate or ownership interest in the Premises or any part thereof by reason of the fact that the same entity may acquire or own or hold, directly or indirectly, (a) this Lease or any sublease or any leasehold or subleasehold estate created hereby or thereby or any interest in this Lease or any such sublease or in any such leasehold or subleasehold estate and (b) the fee estate or other estate or ownership interest in the Premises or any part thereof.

                  24.          Surrender.

                  (a)           Upon the expiration or earlier termination of the Term, Lessee shall peaceably leave and surrender the Premises to Lessor in the same condition in which the Premises was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as required by or permitted by this Lease; ordinary wear and tear excepted.

                  (b)           Lessee shall remove from the Premises on or prior to such expiration or earlier termination all property which is not the property of Lessor, and shall repair any damage caused by such removal.

                  (c)           All fixed assets installed by Lessee after the date first written above remain the properly of Lessee, upon termination, provided the same are removed by Lessee in accordance with paragraph (b) of this Section 24.

                 (d)           Except for surrender upon the expiration or earlier termination of the Term hereof, no surrender to Lessor of this Lease or of the Premises shall be valid or effective unless agreed to and accepted in writing by Lessor.

                 25.           Separability.

                 If any provision of this Lease or the application thereof to any Person or circumstance shall be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the extent permitted by law.

                 26.           Signs.

                 Lessor shall not, at any time without Lessee’s consent (not to be unreasonably withheld or delayed), place on or about the Premises any signs, including “For Sale” signs except for signs identifying the Sheriff’s Offices or related to the activities conducted therein. Lessee shall have the right to place, construct and maintain on the Premises one or more signs identifying Lessee, any assignee or sublessee and advertising any business located at the Premises that is permitted under this Lease, subject to compliance with all applicable Governmental Requirements.

                 27.           Recording.

                 Lessor and Lessee will execute, acknowledge, deliver and cause to be recorded in the manner and place required or permitted by any present or future law, a memorandum hereof, and all other instruments, including financing statements, continuation statements, releases and instruments of similar character, which shall be reasonably requested by Lessor or Lessee as being necessary or appropriate to protect their respective interests in the Premises.

                 28.          Lessee’s Right Of First Refusal.

                 (a)          To the extent permitted by law, if during the Term Lessor determines to sell, transfer, or exchange the Premises, or any part thereof, Lessor shall first notify Lessee of the terms of such transaction. If a Lessee Entity, within thirty (30) days after Lessee’s receipt of Lessor’s notice, indicates in writing its agreement to purchase the Premises or part of the Premises on the terms stated in Lessor’s notice, including terms of any required down payment and delivery to Lessor of such down payment, Lessor shall sell and convey the Premises or a part thereof to such Lessee Entity on the terms stated in the notice. If a Lessee Entity does not so indicate its agreement within thirty days, Lessor thereafter shall have the right to sell and convey the Premises or a part of the Premises to a third party on substantially the same material terms as stated in the notice. If Lessor does not sell and convey the Premises or part of the Premises within one hundred eighty days following the date of notice given to Lessee, any further sale shall be deemed a new determination by Lessor to sell and convey the Premises or a part of the Premises, and the provisions of this Section shall be applicable.

                 (b)          The right of first refusal set forth in this Article shall not apply to any foreclosure sale or any transfer of the Premises by deed in lieu of foreclosure. All indebtedness of Lessor to Lessor’s Mortgagee shall be paid in full to Lessor’s Mortgagee or assumed by the purchaser from Lessor in connection with any sale of the Premises or any part thereof.

                 29.           Time is of the Essence.

                 Time is of the essence of this Lease and of the performance of each provision hereof.

                 30.           Miscellaneous.

                 Subject to the limitations on Lessee’s assignment and subletting set forth in Section 19 hereof, this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Lease may not be amended, changed, waived, discharged or terminated orally, but only by an instrument executed by the party against whom enforcement is sought. No failure, delay, forbearance or indulgence in exercising any right, power or privilege hereunder shall operate as a waiver thereof, or as an acquiescence in any breach, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. This Lease and the rights and obligations in respect hereof shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas. This Lease may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute but one and the same instrument.

                 31.          Broker.

                 Each of the parties hereto represent and warrant to the other that no commissions or fees are due and payable to any broker or other person as a result of the execution, delivery or performance of this Lease by the warranting party, and each party agrees, to the extent permitted by law, to indemnify, defend and hold the other party harmless from and against all claims for commissions or other brokerage claims by an person claiming by, through or under the indemnifying party.

                32.           Interpretation.

                The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. For convenience, each party hereto is referred to in the neuter gender, but the masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Lessee, the term “Lessee” shall include Lessee’s agents, employees, contractors, invitees, successors or others using the Premises with Lessee’s expressed or implied permission.

                33.           Termination of Prior Agreements; Modifications.

                This Lease is the only agreement between the parties pertaining to the Premises and no other agreements are effective, except for that certain Contract between Lessor and Lessee whereby Lessee agrees to pay Lessor $1,700,000. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void. All prior agreements between the parties are hereby terminated, including any agreements Lessee acquired from Dove Development Corporation. Lessee agrees to execute any required termination statements or releases requested by Lessor. Lessor and Lessee shall enter into a separate management and operations agreement dated of even date herewith with regard to the housing of Lessor Inmates.

                34.           Venue.

                All obligations hereunder shall be performable and payable in the county in which the Property is located.

                35.           Governing Law.

                The laws of the State of Texas shall govern this Lease.

                36.           No Waiver.

                None of Lessor’s obligations herein nor any other terms or provisions of this Lease are intended or shall operate as a waiver by Lessor of any immunities, limitations of liability, or other rights afforded Lessor under the Texas Tort Claims Act, V.T.C.A., Civil Practice & Remedies Code § 101.001 et seq., including all amendments and successor statutes thereto.

                37.           Pre-Existing Agreements.

                All obligations connected to the Lease-Purchase Agreements set forth below will be extinguished by Lessor purchasing the property covered by such Agreements at the earliest date such option may be exercised:

                (a)           Lease Purchase Agreement dated September 1, 1987, between Consolidated Financial Resources, Inc. (“CFR”), as lessor, and the County, as lessee;

                (b)           Lease Purchase Agreement dated June 1, 1988, between CFR, as lessor, and County, as lessee; and

                (c)           Municipal Lease Purchase Agreement dated April 19, 1994, between County, as lessee and CFR, as lessor.

                38.           Payments and Notices.

                All payments and notices under this Lease shall be sent to:

LESSOR at: Frio County Auditor FRIO COUNTY COURTHOUSE 500 E. San Antonio St. Box 3 Pearsall, TX 78061-3100	LESSEE at: Chief Financial Officer CORRECTIONAL SERVICES CORPORATION 1819 Main Street, Suite 1000 Sarasota, FL 34236

                IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be duly executed and delivered as of the date first written above.

Lessor:

FRIO COUNTY

By:/s/ Carlos A. Garcia

Title: Co. Judge

Date: 11-26-97

Lessee:

CORRECTIONAL SERVICES
CORPORATION, a Delaware corporation

By: /s/

Title:	EVP

Date: 11/24/97

Exhibit A

OUT OF COURTHOUSE SQUARE
COUNTY OF FRIO
PEARSALL, TEXAS

Field notes of 0.327 acres of land out of Courthouse Square of the City of Pearsall, Frio County, Texas according to a plat thereof recorded in the Map and Plat Records of said Frio County and is described by metes and bounds as follows:

Begin at the intersection of the prolongation of the north line of East Medina Street with the west line of said Courthouse Square and being in the east line of South Walnut Street;

Thence N 15 deg 00 min E, with the common line of said Courthouse Square and South Walnut Street, 83.6 feet to the northwest corner of this tract;

Thence S 75 deg 00 min E, passing 10 feet northerly of the old Sheriff’s Office and Jail, 148.6 feet to the northeast corner of this tract;

Thence S 15 deg 00 min W, passing 4.4 feet westerly of the old Sheriff’s House, at 83.6 feet pass the prolongation of said East Medina Street and continuing on the same course 96.0 feet in all to the southeast corner of this tract being in the north line of East Medina Street, a concrete and stone curb, as now maintained and used;

Thence N 75 deg 00 min W, partly with said curb, 148.6 feet to the southwest corner of this tract in the common line of said South Walnut Street and said west line of Courthouse Square;

Thence N 15 deg 00 min E, with said common line, 12.4 feet to the place of beginning.

Exhibit A

COUNTY OF FRIO
JAIL FACILITIES LEASE

BLOCK 68

Field notes of 1.674 acres of land out of Block 68 of the City of Pearsall, Frio County, Texas according to plats thereof recorded in the Map and Plat Records of Frio County, Texas; said 1.674 acre tract being all of said Block 68 and is described by metes and bounds as follows:

Begin at a stake for the southwest corner of said Block 68 at the intersection of the east line of South Cedar Street with the north line of East Leona Street;

Thence N 15 deg 00 min 00 sec E, with the common line of said South Cedar Street and said Block 68, 270.00 feet to a stake for the northwest corner of said Block 68 in the south line of East Medina Street;

Thence S 75 deg 00 min 00 sec E, with the common line of said East Medina Street and said Block 68, 270.00 feet to a stake for the northeast corner of said Block 68 in the west line of South Chestnut Street;

Thence S 15 deg 00 min 00 sec W, with the common line of said South Chestnut Street and said Block 68, 270.00 feet to a stake for the southeast corner of said Block 68 in the north line of said East Leona Street;

Thence N 75 deg 00 min 00 sec W, with the common line of said East Leona Street and said Block 68, 270.00 feet to the place of beginning.

CITY OF PEARSALL, EAST MEDINA STREET

Field notes of 0.496 acres of land in the City of Pearsall, Frio County, Texas being a part of East Medina Street according to plats of said City recorded in the Map and Plat Records, Frio County, Texas and is described by metes and bounds as follows:

Begin at the northwest corner of Block 68, said City of Pearsall, and being at the intersection of the south line of said East Medina Street with the east line of South Cedar Street;

Thence N 15 deg 00 min 00 sec E, crossing said East Medina Street, 80.00 feet to a stake for the southwest corner of Block 67, said City of Pearsall and being at the intersection of the north line of said East Medina Street with the east line of said South Cedar Street;

Thence S 75 deg 00 min 00 sec E, with the common line of said East Medina Street and said Block 67, 270.00 feet to a stake for the southeast corner of said Block 67 at the intersection of the north line of said East Medina Street with the west line of South Chestnut Street;

Thence S 15 deg 00 min 00 sec W, crossing said East Medina Street, 80.00 feet to a stake for the northeast corner of said Block 68 at the intersection of the south line of said East Medina Street with the west line of said South Chestnut Street;

Thence N 75 deg 00 min 00 sec W, with the common line of said East Medina Street and said Block 68, 270.00 feet to the place of beginning.

BLOCK 67

Field notes of 1.255 acres of land out of Block 67 of the City of Pearsall, Frio County, Texas according to plats thereof recorded in the Map and Plat Records of Frio County, Texas; said 1.255 acre tract being all of said Block 67 except its northwest one-fourth and is described by metes and bounds as follows:

Begin at a stake for the southwest corner of said Block 67, being at the intersection of the north line of East Medina Street and the east line of South Cedar Street; said stake also being the southwest corner of that certain tract conveyed by Sidney J. Williams, III to Dove Development Corp. by deed dated November 28, 1994 and recorded in Volume 840, page 367, Frio County Deed Records;

Thence N 15 deg 00 min 00 sec E, with the common line of said South Cedar Street and said Block 67 and the west line of said Williams tract, 135.00 feet to a stake for the northwest corner of said Williams tract;

Thence S 75 deg 00 min 00 sec E, with the north line of said Williams tract, 135.00 feet to a stake for the southwest corner of that certain 0.418 acre tract conveyed Juanita G. Trevino to Dove Development Corp. by deed dated September 20, 1994 and recorded in Volume 837, page 255, said Deed Records;

Thence N 15 deg 00 min 00 sec E, with the west line of said 0.418 acre tract, 135.00 feet to a stake for its northwest corner in the north line of said Block 67 and the south line of East San Antonio Street;

Thence S 75 deg 00 min 00 sec E, with the common line of said East San Antonio Street and said Block 67 and the north line of said 0.418 acre tract, 135.00 feet to a stake for the northeast corner of said 0.418 acre tract and the northeast corner of said Block 67 at the intersection of the south line of said East San Antonio Street and the west line of South Chestnut Street;

Thence S 15 deg 00 min 00 sec W, with the common line of said Block 67 and said South Chestnut Street, at 135.00 feet pass the southeast corner of said 0.418 acre tract and the northeast corner of that certain tract conveyed by Artemio Trevino to Dove Development Corp. by deed dated November 10, 1994 and recorded in Volume 839, page 437, said Deed Records and continuing on the same course, 270.00 feet in all to a stake for the southeast corner of said second-mentioned Trevino tract, the southeast corner of said Block 67 and being at the intersection of the west line of said South Chestnut Street with the north line of said East Medina Street;

Thence N 75 deg 00 min 00 sec W, with the common line of said Block 67 and said East Medina Street, at 135.00 feet pass the southwest corner of said second-mentioned Trevino tract and the southeast corner of said Williams tract, and continuing on the same course, 270.00 feet in all to the place of beginning.

The above field notes were prepared in part from surveys made by me on the ground and in part from field notes of record on this, the 18th day of September, 1997. Carroll and Schorp

/s/ James Schorp
James Schorp Registered Professional Land Surveyor